Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 7, 2013

between

XLIT LTD.,

as the Company,

and

The LENDERS Party Hereto,

CITICORP USA, INC.,

as Administrative Agent and Issuing Lender

$100,000,000

i

ii

iii
SECTION 10.13. Judgment Currency	54
SECTION 10.14. USA PATRIOT Act	54
SECTION 10.15. NO FIDUCIARY DUTY	54
SECTION 10.16. ILLEGALITY	55

iv
SCHEDULE I	-	Commitments
SCHEDULE II	-	Litigation
SCHEDULE III	-	Environmental Matters

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Interest Election Request
EXHIBIT D	-	Form of Letter of Credit

CREDIT AGREEMENT dated as of May 7, 2013 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among XLIT LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), the LENDERS party hereto, and CITICORP USA, INC., as Administrative Agent and Issuing Lender.

The Company has requested that the Issuing Lender issue letters of credit for its account and that the Lenders make loans to it in an aggregate face or principal amount not exceeding the aggregate amount of Commitments at any one time outstanding, and the Issuing Lender and Lenders are prepared to issue such letters of credit and make such loans upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means Citicorp USA, Inc., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means the aggregate amount of the Credit Exposures of each of the Lenders.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for an Interest Period of one month that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding

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Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Commitments of all the Lenders represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to and including the Commitment Termination Date.

“Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement in the United States of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means, with respect to the Company, (a) all ABR Loans of the Company made, converted or continued on the same date or (b) all Eurodollar Loans of the Company that have the same Interest Period.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.08 substantially in the form of Exhibit B hereto.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City, London or the Cayman Islands are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Loan, or to a notice with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

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“Capital Stock” for any entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by that entity. The term “Capital Stock” shall include preferred stock, but exclude any debt securities convertible into such Capital Stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans and to acquire participations in Participated Letters of Credit, as any such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Commitment Termination Date” means June 20, 2015.

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Company Certificate” means a certificate signed by a director of the Company or the secretary of the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means, collectively, this Agreement, the Fee Letter and the Letter of Credit Documents.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its participations in

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Letters of Credit or (ii) pay over to the Company any other amount required to be paid by it hereunder, in either case, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in writing) has not been satisfied, (b) has notified the Company in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Subsidiary” means any present or future consolidated subsidiary of the Company that is a regulated insurance company, the assets of which constitute at least 20% of the Company’s consolidated assets.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Hazardous Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Hazardous Materials or (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials, including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing; it being understood that no Person shall be deemed to incur any Environmental Liability as a result of insuring against any Environmental Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of the Company’s ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loan(s) constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, or under any Credit Document, (a) income or franchise Taxes imposed on (or measured by) its net income, net profits or overall gross receipts (including, without limitation, branch profits or similar taxes) by the United States of America, or by any jurisdiction under the laws of which such recipient is organized or resident, in which such recipient’s principal office is located or with which such recipient has any other connection (other than a connection that arises solely by reason of the Company having executed, delivered or performed its obligations, or such recipient having received a payment under this Agreement or any Credit Document), (b) any Tax imposed pursuant to a law in effect at the time such recipient first becomes a party to this Agreement or designates a new lending office (or at the time such recipient acquires an additional interest, but only with respect to Taxes attributable to such additional interest) except to the extent that such recipient (or such recipient’s assignor, if any) was entitled at the time of the designation of a new lending office (or assignment) to receive additional amounts from the Company with respect to such Tax under Section 2.19(a) or 2.19(c), (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.19(f), and (d) any Tax imposed pursuant to FATCA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

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“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (including any amended or successor provisions thereto, to the extent substantially comparable thereto), any regulations or official interpretations thereof, any applicable intergovernmental agreement entered into in respect thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated the date hereof, among the Company and the Administrative Agent, as amended, supplemented and modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation (including the European Union), or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Taxes” means (a) Taxes imposed on the Administrative Agent or any Lender on or with respect to any payment hereunder or under any Credit Document, other than Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.10 substantially in the form of Exhibit C hereto.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

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“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Issuing Lender” means with respect to any Participated Letter of Credit, Citicorp USA, Inc., in its capacity as the issuer of such Participated Letter of Credit hereunder.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LC Disbursement” means, with respect to any Participated Letter of Credit, a payment made by the Issuing Lender thereof pursuant thereto.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Funding Supplement” means, (a) with respect to any Borrowing under Section 2.07 with respect to which the Company has accepted the rate offered by the Administrative Agent, the rate per annum, not to exceed 100% of the Citigroup CDS Spread, offered by the Administrative Agent with respect to such Borrowing and (b) otherwise, the Citigroup CDS Spread. As used in this definition, “Citigroup CDS Spread” means 100% of Citigroup Inc.’s three-year offer-side credit default swap spread (as obtained by the Administrative Agent from the Markit Group Limited website) (a) in the case of any Eurodollar Rate Loan, on the date two Business Days prior to the first day of the Interest Period for such Eurodollar Rate Loan, and (b) in the case of any ABR Loan, on the day that such ABR Loan is made (each day described in clauses (a) and (b) being a “Determination Date”). The Administrative Agent will determine the Lender Funding Supplement for each Loan no later than 11:00 a.m. New York time on the Determination Date applicable to such Loan; provided, however, that in the event that the Lender Funding Supplement for such Loan is not available from Markit Group Limited on the Determination Date applicable to such Loan, the Lender Funding Supplement for such Loan will be 100% of Citigroup Inc.’s three-year offer-side credit

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default swap spread as determined by the Administrative Agent on the basis of quotations from leading dealers in the market for credit default swaps selected by the mutual agreement of the Administrative Agent and the Company. The Administrative Agent shall use commercially reasonable efforts to obtain at least three quotations for such credit default swap spread on such Determination Date and, if two or more quotations are obtained, the Lender Funding Supplement for such Loan shall be the arithmetic average of such quotations. If only one quotation is obtained and, in the Administrative Agent’s good faith judgment, such quotation is a reasonable value for such credit default swap spread, the Lender Funding Supplement for such Loan shall be such quotation. If the Lender Funding Supplement for any Loan cannot be determined pursuant to the preceding provisions of this definition, the Administrative Agent and the Company shall use commercially reasonable efforts to promptly agree on an alternative method of determination. If no alternative method is agreed on within 30 days after the Determination Date, the Lender Funding Supplement shall be reasonably determined by the Administrative Agent using customary investment banking conventions and the Administrative Agent will provide the Company with the calculation in reasonable detail of such Lender Funding Supplement.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an agreement pursuant to the terms of Section 2.11(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption (it being understood and agreed that each Lender may, at its option, issue any Letter of Credit to the Company by causing any foreign or domestic branch or Affiliate of such Lender to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligations of the Company in respect of such Letter of Credit in accordance with the terms hereunder).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letters of Credit” means the Participated Letters of Credit.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity equal to the duration of such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity equal to the duration of such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loans” means the loans made by the Lenders to the Company pursuant to Section 2.07.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, business, financial condition or operations of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to perform any of its payment or other material obligations under this Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Approved Bank” means any Person that is a bank listed on the most current “Bank List” of banks approved by the NAIC (the “NAIC Approved Bank List”).

“NAIC Approved Bank List” has the meaning assigned to such term in the definition of “NAIC Approved Bank” in this Section.

“Non-U.S. Benefit Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Company or any of its Subsidiaries, with respect to which the Company or such Subsidiary has an obligation to contribute, for the benefit of employees of the Company or such Subsidiary, which plan, fund or other similar program provides, or results in, the type of benefits described in Section 3(1) or 3(2) of ERISA, and which plan is not subject to ERISA or the Code.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto.

“Participant” has the meaning assigned to such term in Section 10.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 10.04(c)(iii).

“Participated Letters of Credit” means letters of credit issued under Section 2.05.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Date” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning assigned to such term in Section 10.04.

“Reimbursement Obligation” means the obligation hereunder of the Company to reimburse with respect to any Participated Letter of Credit, the Issuing Lender thereof for amounts drawn under such Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the aggregate amount of the Commitments at such time; provided that, if the Commitments have expired or been terminated, “Required Lenders” means Lenders having more than 50% of the Aggregate Credit Exposure at such time.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means, at any time, each Subsidiary of the Company that, as of such time, meets the definition of a “significant subsidiary” under Regulation S-X of the SEC.

“Standby Letter of Credit Agreement” means the Continuing Agreement for Standby Letters of Credit, dated as of May 7, 2013, as amended, between XLIT LTD. and Citibank, N.A.

“Statutory Reserve Rate” means, for any day (or for the Interest Period for any Eurodollar Borrowing), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is

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subject on such day (or, with respect to an Interest Period, the denominator of which is the number one minus the arithmetic mean of such aggregates for the days in such Interest Period) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation (or similar entity) of which a majority of the shares of outstanding capital stock normally entitled to vote for the election of directors (regardless of any contingency which does or may suspend or dilute the voting rights of such capital stock) is at such time owned directly or indirectly by the parent or one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Company of this Agreement and the other Credit Documents, the issuance of Letters of Credit and the borrowing of Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Company and the Administrative Agent.

“XL Group” means XL Group plc, an Irish public limited company.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, statute, law, rule, regulation or other document herein shall be construed as referring to such agreement, instrument, statute, law, rule, regulation or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein

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to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, or in the application thereof, then such provision shall be interpreted on the basis of GAAP, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. Reserved.

SECTION 2.02. Reserved.

SECTION 2.03. Reserved.

SECTION 2.04. Reserved.

SECTION 2.05. Participated Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the Issuing Lender to issue, at any time and from time to time prior to the close of business on the day that is five Business Days prior to the Commitment Termination Date, Participated Letters of Credit for its own account substantially in the form of Exhibit D. Each Participated Letter of Credit shall be in such form as is consistent with the requirements of the applicable regulatory authorities reasonably required by the Administrative Agent (in consultation with the Company) or as otherwise agreed to by the Administrative Agent and the Company. Participated Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Participated Letter of Credit (or the amendment, renewal or extension of an outstanding Participated Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be

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amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Participated Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Participated Letter of Credit. Subject to the terms and conditions of this Agreement, a Participated Letter of Credit shall be issued, amended, renewed or extended, as the case may be, on the requested date. If Participated Letters of Credit issued in connection with the same request shall provide for the automatic extension of the expiry date thereof unless the Issuing Lender thereof or the Administrative Agent gives notice that such expiry date shall not be extended, then the Administrative Agent (acting on behalf of the relevant Issuing Lender) will give such notice for all such Participated Letters of Credit if requested to do so by the Issuing Lender in a notice given to the Administrative Agent not more than 60 days, but not less than 45 days, prior to the current expiry date of such Participated Letter of Credit. If requested by the Issuing Lender, the Company also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Lender relating to a Participated Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Participated Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Participated Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Credit Exposure of the Lenders shall not exceed the aggregate amount of the Commitments and (ii) the Credit Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed the Commitment of such Issuing Lender.

(d) Expiry Date. Each Participated Letter of Credit shall expire at or prior to the close of business on the date that is two Business Days prior to the Commitment Termination Date.

(e) Participations. By the issuance of a Participated Letter of Credit (or an amendment to a Participated Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Participated Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Participated Letter of Credit. The obligation of each Lender under a Participated Letter of Credit shall be several and not joint. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Participated Letter of Credit or the occurrence and continuance of a Default or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to

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the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender in respect of any Participated Letter of Credit promptly upon the request of the Issuing Lender at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If any Lender shall make any LC Disbursement in respect of any Participated Letter of Credit, the Company agrees to reimburse such Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on (i) the Business Day that the Company receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time. It is understood that the Company may elect to use the proceeds of a borrowing pursuant to Section 2.08 to finance its Reimbursement Obligations pursuant to this Section 2.05(f), whether or not an Event of Default has occurred and is continuing and, if an Event of Default has occurred and is continuing or the Company shall not have satisfied its Reimbursement Obligations within the time period set forth above, the Company shall be deemed to have elected to finance its Reimbursement Obligations with a borrowing pursuant to Section 2.08.

If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof.

(g) Obligations Absolute. The obligations of the Company with respect to any Letter of Credit to reimburse LC Disbursements in respect of any Participated Letter of Credit as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Participated Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Participated Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Participated Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Participated Letter of Credit (provided that the Company shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Participated Letter of Credit), (iv) the occurrence of any Default or (v) any other event or circumstance whatsoever, whether or not similar to any of the

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foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of the Company hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the payment or failure to make any payment under a Participated Letter of Credit (irrespective of any of the circumstances referred to in the preceding sentence) as a result of determining whether drafts or other documents presented under a Participated Letter of Credit comply with the terms thereof, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Participated Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Participated Letter of Credit comply with the terms hereof. The parties hereto expressly agree that:

(i) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Participated Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Participated Letter of Credit;

(ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Participated Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Participated Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Company with respect to such Letter of Credit by telephone (confirmed by telecopy or email) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any LC Disbursement is made with respect to a Participated Letter of Credit, then, unless such LC Disbursement is reimbursed in full on the date

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such LC Disbursement is made, the unpaid amount thereof shall bear interest, subject to Section 2.15(c), for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum equal to 1% plus the Alternate Base Rate. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for account of such Lender to the extent of such payment.

(j) Reserved.

(k) Adjustment of Applicable Percentages. Notwithstanding anything herein to the contrary, upon (i) each increase of the Commitments pursuant to Section 2.11(c), each Lender’s participation in each Participated Letter of Credit then outstanding shall automatically be adjusted to reflect its Applicable Percentage after giving effect to such increase and (ii) the assignment by a Lender of all or a portion of its Commitment and its interests in the Participated Letters of Credit pursuant to an Assignment and Assumption, the respective assigning Lender’s participation in each Participated Letter of Credit then outstanding shall automatically be adjusted to reflect, and the respective assignee Lender shall be deemed to acquire a participation in each such Participated Letter of Credit in an amount equal to, its Applicable Percentage after giving effect to such assignment.

SECTION 2.06. Reserved.

SECTION 2.07. Loans and Borrowings.

(a) Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans, in each case, to the Company from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s respective Commitment, or (iii) the Aggregate Credit Exposure exceeding the aggregate Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Loans.

(b) Obligations of Lenders. Except as provided herein, each Loan shall be made as part of a Borrowing consisting of one or more Loans of the same Type made by the Lenders ratably in accordance with their respective Applicable Percentages of the Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders to make Loans hereunder are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c) Type of Loans. Subject to Section 2.15, each Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan to a foreign jurisdiction by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

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(d) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000. Each ABR Borrowing shall be in an aggregate amount equal to $10,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(e) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

(f) Pro Rata Borrowings. Loans made as part of a Borrowing shall be made by the Lenders ratably in accordance with their respective Applicable Percentages of the Commitments.

SECTION 2.08. Requests for Borrowings.

(a) Notice by the Company. To request a Borrowing, the Company shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.07:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.07(e); and

(v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.09.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall

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advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.09. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or 1:00 p.m., New York City time with respect to ABR Loans requested by the Company no later than 11:00 a.m. on the same day), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request; provided, that Loans made to refinance the reimbursement of a LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of any ABR Borrowing, on or prior to the proposed date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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SECTION 2.10. Interest Elections.

(a) Elections by the Company. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.08 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.07:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.07(e).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Company fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

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Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.11. Termination and Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate at the close of business on the Commitment Termination Date.

(b) Reserved.

(c) Increases to Commitments. The Company shall have the right, at any time by notice to the Administrative Agent, to increase the Commitments hereunder by having an existing Lender increase its Commitment then in effect (with the consent of the Issuing Lender and such Lender in their sole discretion). Such increase shall be implemented pursuant to a modification of Schedule I, which modification shall require only the consent of the Company, the Lender whose commitment is being increased and the Issuing Lender.

SECTION 2.12. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Company hereby unconditionally promises to pay to the Administrative Agent for account of the relevant Lenders the outstanding principal amount of the Loans made to the Company on the Commitment Termination Date.

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender to the Company, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made to the Company hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it to the Company be evidenced by a promissory note of the Company. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if

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requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

SECTION 2.13. Prepayment of Loans.

(a) Right to Prepay Borrowings. The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b) Notices, Etc. The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings; provided further that no such notice shall be required for a repayment on the Commitment Termination Date. If the Company fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.07. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15.

SECTION 2.14. Fees.

The Company agrees to pay to the Administrative Agent the fees set forth in the Fee Letter, payable at the times, in the amounts and on the calculation basis set forth therein.

SECTION 2.15. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Lender Funding Supplement; provided, that any Loan constituting an ABR Borrowing made to satisfy the Company’s Reimbursement Obligations under Section 2.05(f) due to a draw on a Letter of Credit due to an “event of default” under the Standby Letter of Credit Agreement shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Lender Funding Supplement minus the Federal Funds Effective Rate for so long as and to the extent that (x) the Company continues to pay such interest in cash on each applicable Interest Payment Date and (y) the applicable beneficiaries of

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the letters of credit issued under the Standby Letter of Credit Agreement shall not have drawn under such letters of credit.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Lender Funding Supplement; provided, that any Loan constituting a Eurodollar Borrowing made to satisfy the Company’s Reimbursement Obligations under Section 2.05(f) due to a draw on a Letter of Credit due to an “event of default” under the Standby Letter of Credit Agreement shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Lender Funding Supplement minus the Federal Funds Effective Rate for so long as and to the extent that (x) the Company continues to pay such interest in cash on each applicable Interest Payment Date and (y) the applicable beneficiaries of the letters of credit issued under the Standby Letter of Credit Agreement shall not have drawn under such letters of credit.

(c) Default Interest. If any principal of any Loan or if any amount of reimbursement obligation, interest, fees and other amounts payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable by the Company in arrears on each Interest Payment Date for such Loan and upon the date the Commitments terminate; provided that (x) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (y)  in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent and notified to the Company, and such determination shall be conclusive absent manifest error.

SECTION 2.16. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

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(a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (acting in good faith) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.17. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement, any Letter of Credit (or any participation therein) or any Eurodollar Loan made by such Lender; or

(iii) change the basis of taxation of payments to any Lender in respect thereof (except for Indemnified Taxes, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, or participating in, any Letter of Credit (or of maintaining any participation therein) or Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company agrees that it will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection

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therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued or participated in, or the Loans made, by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth such Lender’s good faith determination of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive and binding upon all parties hereto absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof by the Company.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Comparable Treatment. Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if such Lender is not demanding such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.18. Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.13(b) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Company pursuant to Section 2.21(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Company shall compensate each Lender for the loss attributable to such event. The loss to any Lender attributable to any such event shall be deemed to be an amount determined by such Lender to be equal to the

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excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth such Lender’s good faith determination of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof by the Company.

SECTION 2.19. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of the Company hereunder, or under any Credit Document, shall be made free and clear of and without deduction for or withholding of any amounts in respect of Taxes, unless such withholding is required by applicable law as determined in good faith by the applicable Withholding Agent; provided that if any Indemnified Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, then (i) the sum payable by the Company shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such amounts been withheld and (ii) such amounts shall be withheld and paid to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Company. In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender, within 10 days after written demand to the Company therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes, as the case may be, were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the Administrative Agent’s or such Lender’s, as the case may be, good faith determination of the amount of such payment or liability (along with a reasonably detailed explanation and computation of such payment or liability) delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive as between such Lender or the Administrative Agent, as the case may be, and the Company absent manifest error.

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(d) Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company on behalf of the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Exemptions. (1) Each recipient of payments under this Agreement or any Credit Document (or a Participant, in which case such Participant’s obligations to the Company and the Administrative Agent described in this Section 2.19(f) shall also extend to the Lender from which the related participation shall have been purchased) (i) that is a “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Company and the Administrative Agent two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such U.S. Lender is exempt from U.S. federal withholding tax or (ii) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (I) two copies of IRS Form W-8BEN, Form W-8ECI or Form W-8IMY(or any successor form) (together with any applicable underlying IRS forms), (II) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certification to the effect that such Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected; and the applicable IRS Form W-8 (or any successor form) properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on payments under this Agreement and the other Credit Documents, or (III) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each U.S. Lender and each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each U.S. Lender and each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by it. Each U.S. Lender and each Non-U.S. Lender shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification

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adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, no Non-U.S. Lender shall be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(2) If a payment made to any recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine whether such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(f)(2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(3) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its legal or commercial position.

(4) Each recipient agrees that if any form or certification it previously delivered under this Section 2.19(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund from the relevant Governmental Authority of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the

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Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes not expressly required to be made available hereunder which it reasonably deems confidential) to the Company or any other Person.

SECTION 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Company. The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or interest thereon, under Section 2.17, 2.18 or 2.19, or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Two Penns Way, Suite 110, New Castle, Delaware 19720 except payments pursuant to Sections 2.17, 2.18, 2.19 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each reimbursement of LC Disbursements shall be made to the relevant Lenders, each Borrowing shall be made from the Lenders, each payment of fees under Section 2.14 shall be made for account of the relevant Lenders and any interest paid in respect of any Reimbursement Obligation shall be applied to the respective Commitments (or, in the case of any Borrowing, the respective commitment to make Loans hereunder) of the Lenders, in each case pro rata according to the amounts of their respective Commitments (or, in the case of any Borrowing, the respective commitment to make Loans hereunder or, in the case of any such reimbursement or payment after the termination of the Commitments, pro rata according to the Aggregate Credit Exposure); (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Company shall be made for account of the Lenders pro rata according to the respective unpaid principal amounts of the Loans of the Company being paid or prepaid that are owed to such Lenders and (iv) each

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payment of interest on Loans by the Company shall be made for account of the Lenders pro rata according to the amounts of interest on such Loans then due and payable thereunder.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or LC Disbursements or accrued interest thereon resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and/or LC Disbursements and accrued interest thereon then due than the proportion received by any other relevant Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and/or LC Disbursements of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and/or LC Disbursements and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for account of the relevant Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.21. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.17, or if the Company is required to pay any additional amount or

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indemnification payment to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans and/or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.21(a) shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to Sections 2.17 or 2.19.

(b) Replacement of Lenders. If any Lender (i) requests compensation under Section 2.17, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.19, (ii) becomes a Defaulting Lender, (iii) has refused to consent to any waiver or amendment with respect to any Credit Document that requires the consent of all the Lenders or of such Lender as a Lender directly and adversely affected by such waiver or amendment and has been consented to by the Required Lenders or (iv) if any Lender ceases to be a NAIC Approved Bank, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Company that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, LC Disbursements and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(c) The Company shall not be responsible for any costs and expenses incurred by any Lender that arranges for its obligations under the Letters of Credit to be confirmed by a NAIC Approved Bank or by such confirming bank.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.14;

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(b) the Commitment and the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender and no Default or Event of Default has occurred and is continuing then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ aggregate LC Exposure plus the aggregate amount of all non-Defaulting Lenders’ outstanding Loans plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure that has not been reallocated pursuant to clause (i) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.14 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iii) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.14 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(iv) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.14 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Administrative Agent until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with clause (c) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Company and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the aggregate LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment.

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ARTICLE III

Reserved

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders and Issuing Lender that:

SECTION 4.01. Organization; Powers. The Company and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02. Authorization; Enforceability. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, examination or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions and the entry into this Agreement (a) do not require any consent or approval of (including any exchange control approval), registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Significant Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Significant Subsidiaries.

SECTION 4.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Company has heretofore furnished to the Lenders XL Group’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012). Such financial statements present fairly in all material respects the financial position and results of operations of XL Group and its consolidated Subsidiaries as of such date and for such period on a consolidated basis in accordance with GAAP subject.

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(b) No Material Adverse Change. Since December 31, 2012, there has been no material adverse change in the assets, business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, except as disclosed in filings made by XL Group on or prior to the Effective Date with the SEC pursuant to the Exchange Act.

SECTION 4.05. Properties.

(a) Property Generally. The Company and each of its Significant Subsidiaries has good title to, or valid license or leasehold interests in, all its real and personal property material to its business, subject only to Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. XL Group and each of its Significant Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. Except as disclosed in Schedule II or as routinely encountered in claims activity, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which an adverse determination that would, individually or in the aggregate, result in a Material Adverse Effect is likely or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except as disclosed in Schedule III and except with respect to any other matters that, individually or in the aggregate, would not be likely to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its business under any Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Schedules II and III referred to in this Section 4.06 shall be deemed automatically updated from time to time to include disclosures included in filings made by XL Group with the SEC pursuant to the Exchange Act, after the Effective Date, it being understood, however, that any such updates shall not affect or limit in any manner any of the obligations of the Company under this Agreement in effect immediately prior to such disclosure.

SECTION 4.07. Compliance with Laws and Agreements. The Company and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No

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Default has occurred and is continuing.

SECTION 4.08. Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09. Taxes. The Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to file any such Tax return or pay any such Taxes could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

Except as could not reasonably be expected to result in a Material Adverse Effect, (i) all contributions required to be made by the Company or any of their Subsidiaries with respect to a Non-U.S. Benefit Plan have been timely made, (ii) each Non-U.S. Benefit Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority and (iii) neither the Company nor any of their Subsidiaries has incurred any obligation in connection with the termination or withdrawal from any Non-U.S. Benefit Plan.

SECTION 4.11. Disclosure. As of the date hereof, each of the annual and quarterly reports required to be filed by XL Group under Section 13(a) of the Exchange Act after December 31, 2012 has been filed and, as of the respective dates thereof and as of the date hereof, such reports (as they may have been supplemented or revised by any subsequent report), taken as a whole, (a) did not contain and do not contain an untrue statement of a material fact with respect to XL Group and did not omit and do not omit to state a material fact with respect to XL Group necessary in order to make the statements therein with respect to XL Group, in the light of the circumstances under which they were made, not misleading, (b) did not contain and do not contain an untrue statement of a material fact with respect to the Company and did not omit and do not omit to state a material fact with respect to the Company necessary in order to make the statements therein with respect to the Company, in the light of the circumstances under which they were made, not misleading and (c) disclose all material information that the Company would be required to disclose in filings under Section 13(a) of the Exchange Act if the Company was required to file such periodic reports with the Commission.

SECTION 4.12. Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for

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the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, no Letter of Credit will be used in connection with buying or carrying any Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock (except, in each case, for repurchases of the capital stock of the Company and purchases of Margin Stock in accordance with the Company’s Statement of Investment Policy Objectives and Guidelines as in effect on the date hereof or as it may be changed from time to time by a resolution duly adopted by the board of directors of the Company (or any committee thereof)). The purchase of any Margin Stock with the proceeds of any Loan will not be in violation of Regulation U or X of the Board and, after applying the proceeds of such Loan, not more than 25 percent of the value of the assets of the Company and its Subsidiaries taken as a whole consists or will consist of Margin Stock.

SECTION 4.14. Withholding Taxes. Based upon information with respect to each Lender provided by each Lender to the Administrative Agent, as of the date hereof, the payment of the LC Disbursements and interest thereon, principal of and interest on the Loans, the fees under Section 2.14 and all other amounts payable hereunder will not be subject, by withholding or deduction, to any Indemnified Taxes imposed by the Cayman Islands.

SECTION 4.15. Stamp Taxes. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any promissory notes evidencing Loans made (or to be made), it is not necessary, as of the date hereof, that this Agreement or such promissory notes or any other document be filed or recorded with any Governmental Authority in the Cayman Islands, or that any stamp or similar tax be paid on or in respect of this Agreement in any such jurisdiction, or such promissory notes or any other document other than such filings and recordations that have already been made and such stamp or similar taxes that have been paid; provided, that this Agreement and any such promissory notes are not executed in or subsequently brought into the Cayman Islands.

SECTION 4.16. Legal Form. Each of this Agreement and any promissory notes evidencing Loans made (or to be made) is in proper legal form as of the date hereof under the laws of the Cayman Islands for the admissibility thereof in the courts of the Cayman Islands.

ARTICLE V

CONDITIONS

SECTION 5.01. Effective Date. The obligations of the Lenders (or the Issuing Lender, as the case may be) to issue Letters of Credit and/or to make Loans hereunder initially are subject to the receipt by the Administrative Agent of each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. From each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed

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signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinions of Counsel to the Company. Opinions, each dated the Effective Date, of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel for the Company and opinions provided by counsel to the Company in the jurisdiction of the Cayman Islands, in each case, reasonably satisfactory to the Administrative Agent and its counsel.

(c) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing, if applicable, of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Company’s Certificate. A Company Certificate, dated the Effective Date, confirming compliance with the conditions set forth in clauses (a) and (b) of the first sentence of Section 5.02.

(e) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request.

The obligation of any Lender to make its initial extension of credit or initial issuance of a Letter of Credit hereunder is also subject to the payment by the Company of such fees as the Company shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of King & Spalding LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the extensions of credit hereunder (to the extent that reasonably detailed statements for such fees and expenses have been delivered to the Company).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02. Each Credit Event. The obligation of each Lender to issue, continue, amend, renew or extend any Letter of Credit or to make any Loan at any time is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement (other than, at any time after the Effective Date, in Section 4.04(b)) shall be true and correct on and as of the date of issuance, continuation, amendment, renewal or extension of such Letter of Credit or the date of the making of such Loan, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

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(b) at the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit or the making of such Loan, as applicable, no Default shall have occurred and be continuing.

Each issuance, continuation, amendment, renewal or extension of a Letter of Credit and each borrowing of a Loan shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

ARTICLE VI

COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01 Reporting

(a) The Company shall file with the Administrative Agent (for distribution to the Lenders), within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement); or, if the Company is not required to file information, documents or reports pursuant to either of said sections, then it shall file with the Administrative Agent and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

(b) The Company shall file with the Administrative Agent and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Agreement as may be required from time to time by such rules and regulations.

The reports, information and other documents required to be filed and furnished pursuant to this Section 6.01 may, at the option of the Company, be filed by and be those of XL Group rather than the Company.

Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Company Certificates).

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SECTION 6.02

Reserved.

SECTION 6.03 Corporate Existence.

(a) Subject to Section 6.03(b), the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the board of directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(b) The Company shall not (1) consolidate with or merge with or into any other Person (other than XL Group) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person (other than XL Group), (2) permit any Person (other than XL Group) to consolidate with or merge into the Company, or (3) permit any Person (other than XL Group) to convey, transfer, sell or lease that Person’s properties and assets substantially as an entirety to the Company, unless:

(i) in the case of (1) and (2) above, either (x) the Company shall be the surviving person or (y) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety is an entity organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, Ireland, the Cayman Islands, Bermuda or any country which is a member of the Organisation for Economic Co-operation and Development or the European Union and shall expressly assume pursuant to documentation in form reasonably satisfactory to the Administrative Agent, all of the obligations of the Company under this Agreement, the Letter of Credit and the other Credit Documents;

(ii) immediately after giving effect to such transaction, no Default and no Event of Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Administrative Agent a Company Certificate certifying that such consolidation, merger, conveyance, transfer, sale or lease comply with this Section 6.03(b) and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor had been named as the Company herein; and thereafter, the Company shall be discharged from all obligations and covenants under this Agreement.

SECTION 6.04 Maintenance of Properties.

The Company will use its reasonable efforts to cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order

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(subject to wear and tear) and supplied with all necessary material equipment and will use its reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.04 shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not disadvantageous in any material respect to the Lenders.

SECTION 6.05 Statement by the Company as to Default.

The Company will deliver to the Administrative Agent, within 120 days after the end of each fiscal year of the Company ending after the date hereof, a Company Certificate stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement or any other Credit Document, and if the Company shall be in Default, specifying all such Defaults and the nature and status thereof of which they may have knowledge.

SECTION 6.06 Limitation on Liens on Stock of Designated Subsidiaries.

The Company covenants that, so long as any obligations under this Agreement are outstanding (other than contingent indemnification obligations for which no claim shall have been made), the Company will not, nor will the Company permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any indebtedness evidenced by notes, debentures, bonds or similar instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of Capital Stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the obligations under this Agreement will be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

SECTION 6.07 Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in this Article VI if, before or after the time for such compliance, the Required Lenders shall either waive such compliance in such instance or generally waive compliance with such term, provision or condition; except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company shall remain in full force and effect.

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ARTICLE VII

RESERVED

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) a default by the Company in the payment when due of interest on any Loan, fees payable under this Agreement or any other amount (other than principal) due hereunder, which default continues for a period of 60 days;

(b) a default by the Company in the payment when due of principal of any Loan on the maturity date thereof;

(c) default in the performance, or breach, of any material covenant or warranty of the Company in this Agreement (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Article VIII specifically dealt with) and continuance of such for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Administrative Agent, or to the Company and the Administrative Agent by the Required Lenders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) default by the Company under any instrument or instruments under which there is or may be secured or evidenced any of the Company’s indebtedness (other than any obligations under this Agreement) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

(e) default by the Company in the payment when due of the principal of or premium, if any, on any bond, debenture, note or other evidence of the Company’s indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies), if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto;

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(f) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(g) the commencement by the Company of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to have a case commenced against it or to seek an order for relief under any applicable bankruptcy, insolvency or other similar law or the taking of corporate action by the Company in furtherance of any such action.

then, and in every such event (other than an event described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:

(i) declare the commitment of the Administrative Agent and each Issuing Lender to issue, amend, extend or otherwise modify any Letter of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company;

and in case of any event with respect to any the Company described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the

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Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and under the other Credit Documents together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or

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by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

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ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(a) if to the Company, to XLIT LTD., c/o XL Group plc, One Bermudiana Road, Hamilton HM 08 Bermuda, Attention of Timothy Goodyer (email address Timothy.Goodyer@xlgroup.com); with a copy to Kirstin R. Gould, Esq. at the same address and email address Kirstin.Gould@xlgroup.com;

(b) if to the Administrative Agent, to Two Penns Way, Suite 110, New Castle, Delaware 19720, Telephone: (302) 894-6109, Telecopy: (212) 994-0847, Email: dennis1.banfield@citigroup.com, Attention: Dennis Banfield;

with a copy to

Citi Global Banking, Financial Institutions Group, 388 Greenwich Street, New York, NY 10013, Email: john.modin@citi.com, Attention: John Modin; and

(c) if to a Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire (a copy of which such Administrative Questionnaire shall be delivered to the Company).

Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Without limiting the foregoing, the Company may furnish to the Administrative Agent and the Lenders the information, documents and other reports required to be furnished by it pursuant to Section 6.01 by electronic communications pursuant to procedures approved by the Administrative Agent.

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SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except in writing signed by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders (or in the case of an Amendment of Schedule I signed by the Company, the Lender whose Commitment is being increased and the Issuing Lender); provided that no such writing shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or the amount of any reimbursement obligation of the Company in respect of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or for reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Letter of Credit (other than an extension thereof pursuant to an “evergreen” provision” to the extent permitted hereunder), without the written consent of each Lender directly affected thereby,

(iv) change Section 2.20(c) or 2.20(d) without the consent of each Lender directly affected thereby, and

(vi) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights

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hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such writing shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Lender, as applicable.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of one legal counsel for the Administrative Agent and one legal counsel for the Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction outside of the United States, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Company. The Company agrees to indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but not including Excluded Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds thereof or any Letter of Credit or the use thereof (including any refusal by any Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, (iv) the representation in Section 4.11 being incorrect when made or deemed made by the Company, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from or arise out of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction.

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(c) Reimbursement by Lenders. To the extent that the Company fails to pay any amount required to be paid by them to the Administrative Agent or Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Disbursements at the time owing to it) to one or more NAIC Approved Banks (or to any other Person whose obligations in respect of Letters of Credit shall be confirmed by a NAIC Approved Bank) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (f) or (g) of Article VIII has occurred and is continuing, any other assignee; and provided further that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for

48

such consent;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender; and

(C) the Issuing Lender with respect to Participated Letters of Credit.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (f) or (g) of Article VIII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver an Administrative Questionnaire to the Administrative Agent (with a copy to the Company).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the limitations of Sections 2.17, 2.18, 2.19 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Reserved.

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(v) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations. (i) Any Lender may, without the consent of the Company, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment, the Loans and the LC Disbursements owing to it); provided that (A) any such participation sold to a Participant which is not a Lender or a Federal Reserve Bank shall be made only with the consent (which in each case shall not be unreasonably withheld) of the Company and the Administrative Agent, unless a Default has occurred and is continuing, in which case the consent of the Company shall not be required, (B) such Lender’s obligations under this Agreement and the other Credit Documents shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits and subject to the limitations of Sections 2.17 and 2.19 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(d) as though it were a Lender.

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(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant or the Lender interest assigned, unless (A) the sale of the participation to such Participant is made with the Company’s prior written consent and (B) in the case of Section 2.17 or 2.19, the entitlement to greater payment results solely from a Change in Law formally announced after such Participant became a Participant.

(iii) In the event that any Lender sells participations in a Loan or Commitment, such Lender, acting solely for this purpose as a non-fiduciary agent of the the Company, shall maintain a register on which it enters the name of all participants in the Loans and Commitments held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or its other obligations under this Agreement or any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or otherwise required by applicable law. The entries in the Participant Register shall be conclusive in the absence of manifest error, and the participating Lender, the Company and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register, pursuant to the terms hereof, as the Participant for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No Assignments to the Company or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of

51

Sections 2.17, 2.18, 2.19 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. To the fullest extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and of the United States District Court of the Southern District of New York, and any appellate court

52

from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. By the execution and delivery of this Agreement, the Company acknowledges that it has by a separate written instrument, designated and appointed CT Corporation System, 111 Eighth Avenue, 13th floor, New York, New York 10011 (or any successor entity thereto), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any federal or state court in the State of New York. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Waiver of Immunities. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Agreement.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of their Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Company hereby authorizes each Lender to share any information delivered to such Lender by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that (i) any such information shall be used only for the purpose of advising the Company or preparing presentation materials for the benefit of the Company and (ii) any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. The provisions of this paragraph and paragraph (b) of this Section shall survive until the third anniversary of the later of (i) the expiration or termination of the Commitments hereunder and (ii) the termination of this Agreement.

(b) Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, partners and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including self-regulating organizations) having jurisdiction over the Administrative Agent or any Lender (or any Affiliate thereof), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Company, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations hereunder or (c) any credit insurance provider (or its advisors) in relation to this Agreement, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this paragraph, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of

54

such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, each of the Administrative Agent, and the Lenders agree that they will not trade the securities of the Company based upon non-public Information that is received by them.

SECTION 10.13. Judgment Currency. This is an international loan transaction in which the obligations of the Company under this Agreement to make payment hereunder shall be satisfied only in Dollars and only if such payment shall be made in New York City, and the obligations of the Company under this Agreement to make payment to (or for account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and the Company, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

SECTION 10.14. USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender and the Administrative Agent is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender and the Administrative Agent to identify the Company in accordance with said Act. The Company and each of its Subsidiaries shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA Patriot Act.

SECTION 10.15. NO FIDUCIARY DUTY. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Company, its stockholders and/or its affiliates. The Company agrees that nothing in the Credit Documents or otherwise pursuant to the Transactions will be deemed to create a fiduciary relationship or fiduciary or other implied

55

duty between any Lender, on the one hand, and the Company, its stockholders or its affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed a fiduciary responsibility in favor of the Company its stockholders or its affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the fiduciary of the Company, its management, stockholders, creditors or any other Person. The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Lender owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

SECTION 10.16. ILLEGALITY.

Notwithstanding anything herein to the contrary, no Lender shall be required to make any Loan or issue or fund any Letter of Credit for so long as such action is illegal and any such Lender shall provide prompt written notice setting forth any such illegality pursuant to this Section 10.16 to the Company. For the purposes of this Section 10.16, the provisions of Section 2.21(a) shall apply in the event of any such illegality mutatis mutandis.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

XLIT LTD.,
as the Company

By:	/s/ Simon Rich
Name: Simon Rich
Title: Director

CITICORP USA, INC.,
as Administrative Agent, Issuing Lender and Lender

By:	/s/ Andrew L. Kreeger
Name: Andrew L. Kreeger
Title: Director

CITIBANK, N.A.,
as Lender

By:	/s/ Richard D. Rivera
Name: Richard D. Rivera
Title: Vice President

SCHEDULE I

Commitments

Name of Lender	Commitment ($)

Citibank, N.A.	$100,000,000.00

SCHEDULE II

Litigation

None.

SCHEDULE III

Environmental Matters

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement identified below (including any letters of credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender][1] [and is a NAIC Approved Bank]2 ]

3.	Company:	XLIT Ltd.

4.	Administrative Agent:	Citicorp USA, Inc., as the administrative agent under the Credit Agreement

1 Select as applicable.

2 Insert to the extent required by Section 10.04(b) of the Credit Agreement.

5.	Credit Agreement:	Credit Agreement dated as of May 7, 2013 (as amended and in effect from time to time, the “Credit Agreement”), between XLIT Ltd., Citicorp USA, Inc., as Administrative Agent and Issuing Lender, and the other Lenders party thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loan Assigned	Percentage Assigned of Commitment/Loans [3]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

3 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

Consented to and Accepted:

CITICORP USA, INC.,
as Administrative Agent

By
Title:

ANNEX 1

CREDIT AGREEMENT DATED AS OF MAY 7, 2013, BETWEEN XLIT LTD., CITICORP
USA, INC., AS ADMINISTRATIVE AGENT AND ISSUING LENDER, AND THE OTHER
LENDERS PARTY THERETO

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents, (iii) the financial condition of XLIT Ltd. or (iv) the performance or observance by XLIT Ltd. of any of its obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) 4attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

4 Both U.S. Lenders and Non-U.S. Lenders have to provide forms under Section 2.19(f).

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BORROWING REQUEST

[Date]

Two Penns Way, Suite 110

New Castle, Delaware 19720

Telecopy: (212) 994-0847

Email: dennis1.banfield@citigroup.com

Attention: Dennis Banfield

XLIT LTD.

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain Credit Agreement, dated as of May 7, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), between XLIT Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“XLIT”), Citicorp USA, Inc., as Administrative Agent and Issuing Lender, and the other Lenders party thereto, the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing:

1. The Date of Borrowing (which is a Business Day) is [___________ _____, _____] (the “Borrowing Date”).

2. The aggregate amount of the proposed Borrowing is $[____________________].

3. The type of Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing].

[4. The initial Interest Period for each Eurodollar Borrowing made as part of the proposed Loan is ___ month[s].]

[4][5]. The location and number of XLIT’s account to which the funds requested pursuant to this Borrowing Request are to be disbursed is [                    ].

The undersigned hereby represents and warrants that the conditions specified in Section 5.02 of the Credit Agreement have been satisfied as of the Borrowing Date.

The above request has been made to the Administrative Agent by telephone at (302) 894-6109.

Very truly yours,

XLIT LTD.

By:
Name:
Title:

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                  ], 201[       ]

XLIT Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“XLIT”), pursuant to Section 2.10 of the Credit Agreement dated as of May 7, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) between XLIT, Citicorp USA, Inc., as Administrative Agent and Issuing Lender, and the other Lenders as party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies is [                  ]5;

(ii) The effective date of the election made pursuant to this Interest Election Request is [   ], 201[   ] (which shall be a Business Day); [and]

(iii) The resulting Borrowing is to be [an ABR Borrowing][a Eurodollar Borrowing][; and]

[(iv) The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                  ].]6

The above request has been made to the Administrative Agent by telephone at (302) 894-6109.

5 If different options are being elected with respect to different portions of the Borrowing, provide the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to items (iii) and (iv) shall be specified for each resulting Borrowing).

6 To be included if the resulting Borrowing is a Eurodollar Borrowing

Very truly yours,

XLIT LTD.

By:
Name:
Title:

EXHIBIT D

FORM OF STANDBY LETTER OF CREDIT

Date: _____________

Beneficiary:

Citibank, N.A.
c/o Citicorp North America, Inc.
3800 Citibank Center
Building B 3rd Floor
Tampa, FL 33610

Letter of Credit No. CUSA _________

Gentlemen:

By order of XLIT LTD. (“XLIT LTD.”), we hereby open our irrevocable Standby Letter of Credit No. CUSA _________ (this “Credit”), in your favor for an amount of USD _____________________ Dollars and No Cents (__________ U.S. Dollars and 00/100), which may adjust from time to time as provided in the next paragraph, effective immediately and expiring at our office located at 399 Park Avenue, New York, NY 10022-4614 (the “Office”) on _____ __, 20__.

This Credit has been issued in your favor as security in support of the letters of credit already issued by you or to be issued by you from time to time hereafter for the account of XLIT LTD. pursuant to the Continuing Agreement for Standby Letters of Credit, dated as of May 7, 2013 (the “Standby Letter of Credit Agreement”), between XLIT LTD. and you (such letters of credit being hereinafter referred to collectively as the “Citibank LCs”). The amount outstanding under this Credit may adjust from time to time, without amendment, to account for (i) drawings hereunder that we have honored (in the amount of such drawing), (ii) cancellation, increase, reduction or expiration of Citibank LCs, upon receipt by us of your notice describing such cancellation, increase, reduction or expiration (in the amount of the available amount of the Citibank LCs that have been cancelled or expired or in the amount of such reduction, as applicable), and (iii) issuance by you from time to time after the date hereof of any Citibank LC (in the amount of the available amount of such Citibank LC), subject in the case of any increase described in clause (ii) or any issuance described in clause (iii), to confirmation by us prior to such increase or issuance of the available amount hereunder. In no event shall the amount available hereunder exceed $___________.

Funds hereunder are available to you against your sending to us by courier or facsimile either of the following written certifications:

“We hereby demand payment in the amount of USD ___________ because, in connection with our Standby Letter of Credit No. _________________ (the “Credit”), the beneficiary has drawn a draft under the Credit (the “Draft”), we did not receive payment when due for the amount of such Draft.”

“We hereby demand payment in the amount of USD _________________ (which amount does not exceed the aggregate outstanding undrawn amounts under the letters of credit issued under the Continuing Agreement for Standby Letters of Credit, dated as of May 7, 2013, as amended, between XLIT LTD. and Citibank, N.A.” (the “Standby Letter of Credit Agreement”) because there has been an Event of Default under the Standby Letter of Credit Agreement.”

Any number of multiple draws are permitted from time to time.

Presentation of drawing document(s) may also be made by fax transmission to (212) 994-0847, or such other fax number identified by Citicorp USA, Inc. in a written notice to you. To the extent a presentation is made by fax transmission, you must provide telephone notification thereof to Citicorp USA, Inc. ((302) 894-6109, Dennis Banfield), prior to or simultaneously with the sending of such fax transmission, provided, however, that Citicorp USA, Inc.’s receipt of such telephone notice shall not be a condition to payment hereunder.

We hereby agree to honor your drawing documents as specified above, if presented in compliance with the terms and conditions of this Standby Letter of Credit.

Should you have occasion to communicate with us regarding this Standby Letter of Credit, please direct your correspondence to our Office, making specific mention of the Letter of Credit number indicated above.

[Remainder of page left intentionally blank.]

Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce, Publication No. 590, and as to matters not addressed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

CITICORP USA, INC.

AUTHORIZED SIGNATURE